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K. Thomas Kemp Esq.
6 Goodfellow Road,
Hanover,
NH 03755
                                                                   18 March 2003

Dear Tom,

This letter confirms the terms of your service agreement with Montpelier Re Holdings Ltd. (the "Company"). I would be grateful if you would sign the attached copy of this letter indicating your agreement to its terms and return it to me at this office.

Subject to the terms and conditions set out in this letter the Company hereby appoints you, and you hereby agree to serve the Company, as a director of the Company and as Chief Financial Officer of the Company and of Montpelier Reinsurance Ltd. ("Montpelier Re"), with effect from May 21st 2002.

In your capacity as Chief Financial Officer of the Company and of Montpelier Re, you hereby agree to:

      1. perform such duties and exercise such powers as may from time to time be assigned to or vested in you by the Board of Directors of the Company or of Montpelier Re;

      2. comply with the Company's policies and procedures in force from time to time;

      3. comply with the terms of the Periodic Work Permit issued to you from time to time by the Bermuda Department of Immigration;

      4. work in Bermuda no more than fourteen hours a week, and at no time for a period equivalent to or greater than four consecutive weeks; and,

      5.    be ordinarily resident outside Bermuda;

With effect from January 1st 2003 your salary will be $180,000 p.a. payable monthly in arrears, and will be reviewed from time to time by the Compensation & Nominating Committee of the Board of Directors of the Company ("the Compensation Committee").

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Save for your salary and for such participation in the Company's Performance
Unit Plan and Annual Bonus Plan in accordance with their respective terms as may be determined by the Compensation Committee from time to time, you shall not be entitled to receive any other benefits under this agreement. The Company understands that the Company will not be liable to pay any pension, medical, life insurance or other contribution in respect of your appointment nor pay any payroll tax in respect of your salary. In the premises, there will be no deductions from your salary.

This agreement shall terminate:

      1. On the expiration of two weeks written notice given for any reason by either party to the other; and,

      2. Forthwith in the event that your Periodic Work Permit is rescinded or fails to be renewed by the Bermuda Department of Immigration.

This agreement shall be governed by the laws of Bermuda.

Best regards,

Yours sincerely


   /s/ Anthony Taylor
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A Taylor
Chief Executive

I agree to the terms set out above:


   /s/ K. Thomas Kemp
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K. Thomas Kemp

DATE: March 18, 2003
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